EXHIBIT 10.9

AMENDMENT to Employment Agreement dated [date]
made by and between Autoliv, Inc., (the "Company")
and
[ ] (the ("Appointee")

1. Clause 1 of the Employment Agreement regarding notice is amended as follows:

"...... unless and until terminated by either party hereto giving to the other 18 calendar months' (the Company) respectively 6 months' (the Appointee) previous notice in writing to terminate the employment expiring at the end of the notice time or unless termination is made in accordance with the Severance Agreement enclosed hereto. The said employment shall in any event terminate on the last day of the month preceding the 65th birthday of the Appointee.

If the Company terminates the employment of the Appointee for whatever reason unless the termination is caused by a breach of the provisions in this Agreement, the Company shall in addition to any further compensation payments to the Appointee during the 18 months notice period and any other benefit payable to the Appointee, pay a lumpsum severance payment equal to the sum of the amounts described in clauses (i) through (iv) of Section 6.2 of the Severance Agreement, as amended, determined as of the Date of Termination was the day on which the Company provides the notice described in the preceding paragraph.

Stockholm, January 02, 2003

Autoliv Inc.	Appointee

____________________________	____________________________
Hans-Göran Patring	Name